Exhibit 10.8

ARC OFFICER’S INCENTIVE COMPENSATION PLAN

Compensation Philosophy

American Retirement Corporation (ARC) strives to provide the Officers of the Company with base salaries and incentive compensation that are competitive, comparable to similar positions in the retirement housing industry and commensurate with positions in companies of a similar size and scope of responsibility.

ARC believes that Officers make a major difference in the Company’s performance and level of profitability, and therefore, strives to tie compensation to the goals of the Company, and in so doing, achieve the Company’s goals while providing appropriate rewards.

For Officers, ARC will strive to provide a total compensation package at or above the 75th percentile of the industry. ARC defines total compensation as being base salary, incentive or bonus compensation, stock options and all other forms of continuing compensation.

ARC, on a regular basis, will participate in appropriate salary surveys and may sponsor a survey or participate as a co-sponsor. The Company believes it is important to maintain accurate information on pay trends in the industry as well as geographic differentials. As such, ARC will routinely compare the Company’s standing to survey results as part of verifying the Company’s relative position to the stated compensation philosophy.

SECTION 1 - DEFINITIONS

For this Plan, the following words and phrases shall have the meaning indicated unless otherwise defined or required by the context:

Administrator or Plan Administrator shall mean, with respect to the Plan, American Retirement Corporation (the “Employer”), actions of which will be undertaken by the Chairman and the Compensation Committee of the Employer’s Board of Directors.

Beneficiary shall mean the designated recipient or recipients who shall receive any benefits payable under the Plan upon the death of a Participant. If a beneficiary has not been designated, the Administrator shall, upon the death of the Participant, pay any benefit payable under the Plan to the Participant’s estate.

Break in Employment shall mean an interruption in continuous employment which shall exceed ninety (90) days of employment in a given Plan Year.

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Base Compensation shall mean the salary from the Employer, exclusive of any other form of compensation and salary deferral (but unreduced by any Employee contribution to any pension plan sponsored by the Employer), of the Participant which is attributable to the period of his/her participation in the Plan for each Plan Year.

Effective Date shall mean the effective date of the Plan which shall be January 1, 2003.

Employer shall mean American Retirement Corporation, a Tennessee corporation with its principal place of business in Brentwood, Tennessee, its successors and assigns, and any subsidiary authorized by the Board of Directors of American Retirement Corporation to participate in this Plan with respect to its employees.

Employment shall mean the employment relationship as an Employee of the Employer.

Officer shall mean an individual employed by the Employer and elected to an Officer position by the Board of Directors.

Participant shall mean any Officer who becomes a Participant hereunder as provided in Section 2.

Plan shall mean the American Retirement Corporation Officer’s Incentive Compensation Plan.

Plan Year shall mean the twelve month period ending on December 31st; the initial Plan Year shall commence on January 1, 2003. The Employer may change the consecutive twelve month period which comprises the Plan Year at its discretion prior to the beginning of any Plan Year.

SECTION 2 – ELIGIBILITY AND PARTICIPATION

Section 2.01 - Eligibility.  Officers eligible to participate in the Plan shall include the following officers of the Employer: (i) Chairman and Chief Executive Officer, (ii) President and Chief Operating Officer, (iii) any Executive Vice President, (iv) any Senior Vice President and, (v) any Vice President provided that any Employee otherwise eligible must also be approved to participate by the Plan Administrator (the “Eligible Employees”).

Section 2.02 - Participation.   To receive Incentive Compensation under the provisions of the Plan, an employee must be a Plan Participant. To be a Participant in the Plan, an employee must (i) hold a position which is eligible for participation, and (ii) have satisfied his or her 90 day introductory period of employment with ARC. An eligible employee satisfying these conditions shall be a Plan Participant (a “Plan Participant” or “Participant”).

Section 2.03 - Not a Contract.   The Plan shall not be deemed to constitute a contract between the Employer and an Employee; neither shall it be a consideration nor an inducement for the Employment of any Employee. No provisions of the Plan shall be deemed to abridge or limit any managerial right of the employer, give any Employee the right to be retained in Employment, or

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to interfere with the right of the Employer to discharge any Employee at any time regardless of the effect which such discharge may have upon him/her as a Participant. By his/her act of participation in the Plan, each Participant on behalf of him/herself, his/her heirs assigns and Beneficiary shall be deemed conclusively to have agreed to and accepted the terms and conditions of the Plan.

Section 2.04 - Termination.   A Participant shall cease to be a Participant in the Plan as of the effective date of the Participant’s termination of Employment. In the event that a Participant’s date of termination is after the last day of a Plan Year and before the date of the Incentive Compensation Payment, the Participant shall not be eligible for an Incentive Compensation Payment for the Plan Year preceding his/her date of termination.

Section 2.05 - Employer’s Right to Terminate Plan.   Notwithstanding anything contained herein to the contrary, the Employer retains the right to terminate or suspend the Plan at any time, in accordance with the direction of the Employer’s Board of Directors, at which time the Employer shall have no liability to Participants for payment of Incentive Compensation Payments which would have otherwise accrued during a Plan Year during which the Plan was terminated or suspended by the Employer.

Section 2.06 - ARC Compensation Committee.   The ARC Compensation Committee is comprised of Board members approved by the Board of Directors. The Chairman and CEO, as well as the Senior Vice President of Human Resources will serve as non-voting members of the Committee representing Management.

Each year the Compensation Committee shall approve the Plan, its Participants and their level of participation.

SECTION 3 - DETERMINATION OF BONUS PAYMENTS

Section 3.01 - Incentive Compensation Payment.    Incentive Compensation Payments, if any, shall be determined for each Participant for each Plan Year. The Plan shall be divided into three (3) parts, Part A, Part B and Part C. Part A, Part B and Part C Incentive Compensation shall add to a Total Maximum Potential of Base Salary. The Officers shall have a maximum of eighty percent (80%) of Base Salary per the table below:

Maximum Potential Bonus as a % Of Base Compensation

Part A: Individual Quarterly Performance Awards	20%
Part B: Quarterly Company Incentive Awards	40%
Part C: The Annual Incentive Award	20%

80%

Section 3.02 – Bonus Payment Part A. Bonus Payments for Part A, if any, shall be determined for each Participant for each Plan Quarter and paid consistent with Plan guidelines following the
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close of each Plan Year. Plan Participants shall be subject to the maximum percentage of Base Salary as described in Section 3.01. Participants earn Part A Bonus in accordance with their individual performance against approved objectives. This measurement of individual performance is determined and approved by the Participant’s Supervisor and is not contingent upon the Company’s overall performance during the quarter.

Section 3.03 – Plan Funding for Part A.  Funding for Part A of the OICP is through the budgeting process of the Company.

Section 3.04 – Bonus Payment Part B.  Bonus Payments for Part B, if any, shall be determined for each Participant for each Plan Quarter and paid consistent with Plan guidelines following the close of each Plan Year. Plan Participants shall be subject to the maximum percentage of Base Salary as described in Section 3.01.

Section 3.05 – Plan Funding for Part B.  A target EBITDAR (Earnings Before Interest, Taxes, Depreciation Amortization and Rent) will be approved for each Plan Quarter. Target EBITDAR will determine funding for the Plan. When actual EBITDAR exceeds the target for the Plan quarter, 100% of the excess shall be applied to fund Part B of both the Officer’s and the Manager’s Incentive Compensation Plans. For quarters where the Manager’s and the Officer’s Plans are partially funded, funding for both Plans will occur on a pro rata basis.

EBITDAR Target

The EBITDAR target will consist of the Company’s Business Plan EBITDAR less Corporate G&A. The Compensation Committee may adjust the targets, at its discretion, to take into account special events such as delayed openings or acquisitions.

Each Participant’s realization of Part B Bonus Compensation shall be determined by measurement of individual performance against approved objectives. This measurement of individual performance achievement will be applied to the amount of funded bonus potential to determine the amount accrued for each Participant. This will be done quarterly for those quarters where Bonus Pool funding is achieved.

Section 3.06 – Part C Bonus Payment.   Part C Bonus Payments, if any, shall be determined for each Participant and paid consistent with Plan guidelines. Plan Participants shall be subject to the maximum percentage of Base Salary as described in Section 3.01.

Section 3.07 – Part C Funding.   An annual target EBITDAR (Earnings Before Interest, Taxes, Depreciation Amortization and Rent), or a similar target will be approved by the Compensation Committee. Exceeding Target EBITDAR will determine funding for Part C of the Plan. When actual EBITDAR exceeds the target 100% of the excess shall be applied to fund Part C of the Officers Bonus Potential.

Each Participant’s realization of Part C Bonus Compensation shall not be modified by measurement of individual objectives, but awarded solely on the basis of achieving the Objective set by the Compensation Committee for Part C of this Plan.

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SECTION 4 – PAYMENT OF BONUS COMPENSATION

Section 4.01 – Cash Distribution.   Participant’s total realized incentive compensation under this Plan (Part A, B, & C) shall be disbursed within ten (10) days after the audited financial statements for the full year have been reviewed and approved by the Audit Committee of the Board of Directors and performance measurements and bonus calculations have been reviewed and approved by the Compensation Committee of the Board of Directors.

SECTION 5 – GENERAL PLAN PROCEDURES

Section 5.01 - Participation.    Individuals must be in an eligible position for a minimum of three months of the current performance period to participate and receive an award for that period. Awards for participating employees will be prorated, equal to the months of participation in the Plan retroactive to the initial eligibility date.

Eligibility beginning prior to the fifteenth of a month will constitute a full month. Participation for employees becoming eligible after the fifteenth of a month will roll to the first of the following month.

Section 5.02 - Base Salary.   Base salary under the Plan is the annualized base salary in effect at the end of the performance period.

Section 5.03 – Forfeiture.   Awards under the Plan are subject to forfeiture in the event of termination (voluntary or otherwise) of active ARC employment at any time prior to the date awards are paid (unless specifically approved by the CEO and the Compensation Committee of the Board of Directors) except from termination resulting from death, permanent and total disability, or retirement in which case prorated awards would be paid at the conclusion of the performance cycle.

Section 5.04 – Performance Expectations.   One time, extraordinary events that have a significant impact (positive or negative) on objectives, may be reviewed by the CEO on an individual basis and potentially offset when calculating final awards.

Section 5.05 – Employer Rights.   ARC’s Board of Directors retains the right to amend, suspend, or terminate the OICP in whole or in part, at any time and for any reason, without the consent of any Participant, provided that such action does not adversely affect the right to receive any amounts to which Participants have become entitled to prior to such action.

Section 5.06 – Taxes.   All incentive awards will be calculated as gross dollar awards and will be subject to all payroll costs, excluding the employer portion of payroll taxes.

Section 5.07 – Availability of Funds.   Notwithstanding anything contained herein to the contrary. The timing of Bonus Payments is subject to the availability of unrestricted funds.

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